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                                  RISK FACTORS

     An investment in our common stock involves risks. Before investing, you should carefully consider and evaluate all of the information included in or incorporated by reference in the prospectus and this prospectus supplement, including the following risk factors.

WE ARE SUBJECT TO RISKS INHERENT IN OWNING AND LEASING REAL ESTATE.

     We are subject to varying degrees of risk generally related to leasing and owning real estate. In addition to general risks related to owning properties used in the petroleum marketing industry, risks include, among others, liability for long-term lease obligations, changes in regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws (as discussed below), and adverse changes in zoning laws and other regulations, many of which are beyond our control. Moreover, real estate investments are relatively illiquid, which means that our ability to vary our portfolio of service station properties in response to changes in economic and other conditions may be limited.

OUR REVENUES ARE PRIMARILY DEPENDENT ON THE PERFORMANCE OF THE PETROLEUM MARKETING INDUSTRY AND GETTY PETROLEUM MARKETING INC.

     We rely on leasing service station properties, primarily to Marketing, for substantially all of our revenues (96% for the eleven months ended December 31, 2000). Accordingly, our revenues will be dependent to a large degree on the economic performance of Marketing and of the petroleum marketing industry, and any factor that adversely affects Marketing or other lessees may have a material adverse effect on us. Marketing is wholly owned by a subsidiary of Lukoil. Although Lukoil is Russia's largest vertically integrated oil company, it has a limited history of operating in the United States. No assurance can be given that Lukoil's acquisition of Marketing will not adversely affect the operations of Marketing. In the event that Marketing were unable to perform its obligations under its master lease with us, our financial results would be materially adversely affected. Although Marketing is a wholly owned subsidiary of Lukoil, no assurance can be given that Lukoil would cause Marketing to fulfill all of its obligations under the master lease.

     Petroleum products are commodities whose prices depend on numerous factors that affect the supply of and demand for petroleum products, such as changes in domestic and foreign economies, political affairs and production levels, the availability of imported oil, the marketing of competitive fuels, the extent of government regulation and expected and actual weather conditions. We believe that Marketing currently relies on various suppliers for the purchase of refined petroleum products. The prices paid by Marketing and other petroleum marketers for their products are affected by global, national and regional factors, such as petroleum pipeline capacity, local market conditions and competition and the level of operations of refineries. Marketing's earnings and cash flow from operations depend upon rental income from dealers and the sale of refined petroleum products at margins in excess of fixed and variable expenses. A large, rapid increase in petroleum prices would adversely affect Marketing's profitability and cash flow if the increased cost of petroleum products could not be passed on to Marketing's customers or if automobile consumption of gasoline were to significantly decline.

OUR PROPERTIES ARE CONCENTRATED IN THE NORTHEASTERN UNITED STATES, AND ADVERSE CONDITIONS IN THAT REGION, IN PARTICULAR, COULD NEGATIVELY IMPACT OUR OPERATIONS.

     A significant portion of the properties we own and lease are located in the northeastern United States. Because of the concentration of our properties in that region, in the event of adverse economic conditions in that region, we would likely experience higher risk of default on payment of rent payable to us (including under the master lease) than if our properties were more geographically diversified. Additionally, the rents on our properties may be subject to a greater risk of default than other properties in the event of adverse economic, political, or business developments or natural hazards that may affect the

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northeastern United States and the ability of our lessees to make rent payments.
In the event of any natural disaster, our ability to pay dividends could be adversely affected.

WE ARE IN A COMPETITIVE BUSINESS.

     The real estate industry is highly competitive. Where we own properties, we compete for tenants with a large number of real estate property owners. Principal means of competition are rents charged and attractiveness of location. In addition, we expect other major real estate investors with significant capital will compete with us for attractive investment opportunities. These competitors include petroleum manufacturing, distributing and marketing companies, other REITs, investment banking firms and private institutional investors. This competition has increased prices for commercial properties and may impair our ability to make suitable property acquisitions on favorable terms in the future.

OUR FUTURE CASH FLOW IS DEPENDENT ON RENEWAL OF LEASES AND RELETTING OF OUR
SPACE.

     We are subject to risks that leases may not be renewed, locations may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. In addition, numerous properties compete with our properties in attracting tenants to lease space. The number of competitive properties in a particular area could have a material adverse effect on our ability to lease our properties or newly acquired properties and on the rents charged. If we were unable to promptly relet or renew the leases for all or a substantial portion of these locations, or if the rental rates upon such renewal or reletting were significantly lower than expected, our cash flow could be adversely affected. The master lease has an initial term expiring in December 2015, and generally provides Marketing with renewal options extending to 2048 that may be exercised only on an "all or nothing" basis.

WE MAY ACQUIRE OR DEVELOP NEW PROPERTIES, AND THIS MAY CREATE RISKS.

     We may acquire or develop properties or acquire other real estate companies when we believe that an acquisition or development matches our business strategies. We might not succeed in consummating desired acquisitions or in completing developments on time or within our budget. We also might not succeed in leasing newly developed or acquired properties at rents sufficient to cover their costs of acquisition or development and operations.

WE ARE SUBJECT TO LOSSES THAT MAY NOT BE COVERED BY INSURANCE.

     Marketing, as the lessee of substantially all of the properties leased by us, is required to provide insurance for such properties, including casualty, liability, fire and extended coverage in amounts and on other terms as set forth in the master lease. There are certain types of losses (such as certain environmental liabilities, earthquakes, hurricanes, floods and civil disorders) which are either uninsurable or not economically insurable in our judgment. The destruction of, or significant damage to, properties due to an uninsured cause would result in an economic loss and could result in us losing both our investment in, and anticipated profits from, such properties. When a loss is insured, the coverage may be insufficient in amount or duration, or a lessee's customers may be lost, such that the lessee cannot resume its business after the loss at prior levels or at all, resulting in reduced rent or a default under its lease. Any such loss relating to a large number of properties could have a material adverse effect on our financial condition. We carry insurance against certain risks and in such amount as we believe is customary for businesses of our kind. However, as the costs and availability of insurance change, we may decide not to be covered against certain losses where, in the judgment of management, the insurance is not warranted due to cost or availability of coverage or the remoteness of perceived risk. There is no assurance that our insurance against loss will be sufficient.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY.

     The real estate business and the petroleum products industry are subject to numerous federal, state and local laws and regulations relating to the protection of the environment. Under certain environmental

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laws, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances or petroleum products at, on or under such property, and may be required to investigate and clean-up such contamination. Such laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, the owner or operator of a site may be subject to claims by third parties based on injury, damage and/or costs, including investigation and clean-up costs, resulting from environmental contamination present at or emanating from a site. The properties owned or controlled by us are leased primarily as gasoline service stations, and therefore may also contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances, which creates a potential for the release of such products or substances. Some of the properties may be adjacent to or near properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of the properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances. We have agreed to provide limited environmental indemnification to Marketing with respect to six leased terminals, and limited indemnification relating to compliance of properties with local laws. Our aggregate indemnification liability to Marketing for these items is capped at a maximum of $5.6 million. Under the master lease, we continue to have additional ongoing environmental remediation obligations for scheduled sites.

     As of March 31, 2001, we had accrued $22.5 million as management's best estimate for probable and reasonably estimable environmental remediation costs and had recorded $11.4 million as management's best estimate for recoveries from state underground storage tank remediation funds related to environmental obligations and liabilities. In view of the uncertainties associated with environmental expenditures, however, we believe it is possible that such expenditures could be substantially higher. These and other environmental costs may have a significant impact on results of operations for any single fiscal year or interim period.

IF WE ELECT REIT STATUS, A SUBSEQUENT FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS.

     If this offering is completed, we intend to elect to be taxed as a REIT under the Internal Revenue Code beginning with the current fiscal year. If we qualify for taxation as a REIT and elect REIT status, we plan to continue to meet the requirements for taxation as a REIT. We cannot, however, guarantee that we would continue to qualify in the future as a REIT. We cannot give any assurance that new legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements relating to our qualification. If we fail to qualify as a REIT after electing REIT status, we would again be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief, we would remain disqualified as a REIT for four years following the year in which we failed to qualify. In the event that we failed to qualify as a REIT, we would be required to pay significant income taxes and would have less money available for our operations and distributions to stockholders. This would likely have a significant adverse effect on the value of our securities.

     In order to meet and maintain qualification as a REIT under the Internal Revenue Code, we have scheduled a special stockholders' meeting for August 1, 2001 in order to solicit approval of amendments to our charter that would provide that ownership of any class of our equity securities, including our series A preferred stock and common stock, by any person or group of related persons will be limited to 5% of the outstanding shares of that class, unless special approval is granted by our board. Our board of directors intends to grant an exemption from the 5% ownership limitation to Messrs. Liebowitz, Safenowitz and Cooper, each of whom serve as directors of Getty, and their respective affiliated trusts and partnerships,

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who currently own stock in excess of these proposed ownership limitations. No assurance can be given that stockholder approval of these limitations will be obtained.

IN ORDER TO QUALIFY FOR TAXATION AS A REIT, WE ARE REQUIRED TO DISTRIBUTE ALL OF OUR PRIOR EARNINGS AND PROFITS, BUT WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO DO SO.

     In order to qualify for taxation as a REIT for 2001, we are required to distribute to our stockholders, prior to the end of 2001, all of our earnings and profits that we accumulated prior to 2001. We believe that we will meet this requirement once we pay the "earnings and profits" distribution. However, it is very difficult to determine the exact level of our pre-2001 earnings and profits because the determination depends on many factors. The complexity of the determination is compounded by the fact that we started accumulating earnings and profits in 1974. Also, it is difficult to value our distributions which have not been made in cash, such as the distribution of Marketing common stock we made in 1997. Therefore, we cannot guarantee that we will meet this requirement. Latham & Watkins is not providing us with an opinion regarding the amount of our earnings and profits or whether we meet this requirement. Moreover, for purposes of their opinion that we qualify as a REIT, they relied on our statement that we will meet this requirement.

ONCE WE QUALIFY FOR TAXATION AS A REIT, WE WILL BE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL.

     To qualify as a REIT, we must distribute to our stockholders each year at least 90% of our net taxable income, excluding any net capital gain. Because of these distribution requirements, once we make the "earnings and profits" distribution, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third party sources of capital, which may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings and cash distributions and the market price of our common stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase our leverage.

WE MAY BE UNABLE TO PAY DIVIDENDS AND OUR EQUITY MAY NOT APPRECIATE.

     Under our charter, we may not pay any dividends on shares of our common stock unless we have paid all cumulative dividends required to be declared on shares of our series A preferred stock. In addition, under applicable Maryland law, our ability to pay dividends would be restricted if, after payment of the dividend, (1) we would not be able to pay indebtedness as it becomes due in the usual course of business or (2) our total assets would be less than the sum of our liabilities. No assurance can be given that our financial performance in the future will permit our payment of any dividends, including dividends on our series A preferred stock, at the times and in the amounts specified in our charter. Moreover, no assurance can be given that the value of the shares of our common stock will increase to levels which make it economically advantageous to holders of our series A preferred stock to exercise their right to convert such shares into our common stock. As a result of the factors described above, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, stock price and ability to pay dividends.

CERTAIN OF OUR DIRECTORS AND THEIR AFFILIATES WILL CONTINUE TO OWN SUBSTANTIAL AMOUNTS OF OUR SERIES A PREFERRED STOCK AND COMMON STOCK AND WILL THEREFORE HAVE SIGNIFICANT INFLUENCE ON THE OUTCOME OF MOST STOCKHOLDER VOTES.

     Messrs. Leo Liebowitz, Howard Safenowitz and Milton Cooper, each a director, and their affiliates own approximately 47.0% of the voting power of all outstanding shares of our common stock and series A preferred stock. After the conclusion of this offering and giving effect to conversion of the series A preferred stock, Messrs. Liebowitz, Safenowitz and Cooper and their affiliates will own approximately 31.6% of the voting power of all outstanding shares of our common stock. As a result, Messrs. Liebowitz, Safenowitz and Cooper, individually and in conjunction with their affiliates, will be able to significantly influence the outcome of most corporate actions requiring stockholder approval.
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